Exhibit 99.1

News Release PS Business Parks, Inc. 701 Western Avenue Glendale, CA 91201-2349 psbusinessparks.com

PS Business Parks, Inc. Stockholders Approve Acquisition by Affiliates of Blackstone Real Estate

GLENDALE, California, July 15, 2022—PS Business Parks, Inc. (NYSE:PSB) (“PSB” or the “Company”) announced that, at a Special Meeting of Stockholders held earlier today, PSB stockholders voted to approve the acquisition of PSB by affiliates of Blackstone Real Estate (“Blackstone”).

“I am pleased to see that our stockholders approved this transformative transaction, which will provide compelling value to our stockholders and positions the company for collective success” said Stephen W. Wilson, President and Chief Executive Officer of PSB.

Subject to the satisfaction or waiver of all of the conditions to the closing of the transaction in the merger agreement, the transaction is expected to be completed on or around July 20, 2022.

The final voting results will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission after certification by PSB’s inspector of elections.

Additionally, as previously announced, on July 8, 2022, as contemplated by the merger agreement, the PSB Board of Directors declared (i) a prorated quarterly cash dividend (the “pro rata dividend”) on PSB common stock and (ii) a cash dividend (the “closing cash dividend”) of $5.25 per share of PSB common stock, each payable immediately before the effective time of the merger of PSB’s operating partnership with an affiliate of Blackstone, to holders of record as of the close of business on the business day immediately preceding the closing date of the Transaction and contingent upon the approval of the merger agreement by PSB’s stockholders, the satisfaction or waiver of the other conditions to the Transaction and the merger agreement not having been terminated. The amount of the pro rata dividend is based upon PSB’s current quarterly dividend rate of $1.05 per share of PSB common stock and pro-rated for the number of days from and including July 1, 2022 through the day immediately prior to the closing date of the Transaction.

Based on the anticipated closing date of the Transaction of July 20, 2022, the pro rata dividend will equal $0.216848 per share of PSB common stock, and each of the pro rata dividend and the closing cash dividend will be payable immediately prior to the partnership merger effective time on July 20, 2022 to the holders of record as of the close of business on July 19, 2022.

If the Transaction is completed on July 20, 2022, PSB stockholders who hold their shares of common stock on the record date for the dividends and through the effective time of the Company merger will be entitled to receive an aggregate of $187.716848 per share in cash, consisting of (i) $187.50, representing the $5.25 closing cash dividend and the merger consideration of $187.50 per share as reduced by the $5.25 closing cash dividend plus (ii) the $0.216848 pro rata dividend.

If the closing date of the Transaction is delayed past July 20, 2022, holders of PSB’s common stock will not receive the pro rata dividend or the closing cash dividend on July 20, 2022, and in such case PSB will make a public announcement providing further updates with respect to these matters.

For additional information regarding the proposed transaction, please consult the definitive proxy statement filed by PSB with the U.S. Securities and Exchange Commission on June 8, 2022.

Advisors

J.P. Morgan Securities LLC is acting as lead financial advisor to PSB and provided a fairness opinion to the PSB board of directors in connection with the transaction. Eastdil Secured is acting as real estate advisor to PSB and is also acting as a co-financial advisor to PSB. Wachtell, Lipton, Rosen & Katz is serving as PSB’s legal advisor.

About PS Business Parks

PS Business Parks, Inc., an S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office space. Located primarily in major coastal markets, PS Business Parks’ 96 properties serve approximately 4,900 tenants in 27 million square feet of space as of March 31, 2022. The portfolio also includes 800 residential units (inclusive of units in-process). Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon present expectations, estimates and projections and beliefs of and assumptions, involve uncertainty that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and are not guaranteed to occur. There are a number of important factors that could have a material adverse effect on our operations, future prospects and the proposed transaction, including but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the Company and Blackstone’s affiliates; the failure to satisfy any of the conditions to the completion of the proposed Transaction; stockholder litigation in connection with the proposed Transaction, which may affect the timing or occurrence of the proposed Transaction or result in significant costs of defense, indemnification and liability; the effect of the announcement of the proposed Transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed Transaction; the ability to meet expectations regarding the timing and completion of the proposed Transaction; and significant transaction costs, fees, expenses and charges. There can be no assurance that the proposed Transaction or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 22, 2022, and subsequent filings by the Company with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Any forward-looking statement speaks only as of the date on which it is made. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except as required by law. Investors should not place undue reliance upon these forward-looking statements. The Company claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

PS Business Parks

Adeel Khan

(818) 244-8080, Ext 8975

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